NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 5 September 2008

LADISH COMPLETES MERGER WITH CHEN-TECH INDUSTRIES

Cudahy, WI—Ladish Co., Inc. (NASDAQ: LDSH) (www.ladishco.com) announces that it completed the merger of Chen-Tech Industries, Inc. (“Chen-Tech”) with a wholly owned subsidiary of Ladish on September 4, 2008. The merger, paid in a combination of cash and Ladish common stock, is expected to be accretive to 2008 earnings.

Commenting on the merger, Kerry L. Woody, President and CEO of Ladish, said, “We are pleased to have the transaction with Chen-Tech finalized. Aligning these two premier forging businesses, Ladish Forging and Chen-Tech, will begin delivering benefits to our shared jet engine customers, Ladish and Ladish stakeholders. Shannon Ko, President, and his team at Chen-Tech are a strong complement to our Ladish Forging operation. Together, we expect to increase our worldwide market share of rotating engine components by capturing targeted growth opportunities.”

Ladish Co., Inc. is a leading producer of highly engineered technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on NASDAQ under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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